UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2005

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26339	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02. Unregistered Sales of Equity Securities.

On April 25, 2005, Juniper Networks, Inc., a Delaware corporation ("Juniper"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Peribit Networks, Inc., a California corporation ("Peribit"), Blanc Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Company ("Sub"), and certain other parties, which provides for the merger of Sub with and into Peribit with Peribit to be the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, Juniper will pay approximately $50.6 million in cash and issue shares of its common stock and assume outstanding options held by Peribit employees, which will become convertible into shares of Juniper common stock, which shares and options are valued at approximately $286.5 million. The total consideration to be paid by Juniper in the Merger is subject to adjustment for certain allocated expenses and other amounts and, therefore, the aggregate value of the number of shares could increase with a corresponding decrease in cash.

The shares of Juniper common stock to be issued in the Merger are expected to be issued in reliance on an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended. The availability of the Section 3(a)(10) exemption is contingent upon the determination by an appropriate governmental authority, after a public hearing at which all interested parties are invited to attend, that the terms and conditions of the issuance of Juniper securities in the Merger are fair. Juniper intends to apply for a "fairness hearing" to be conducted by the California Commissioner of Corporations and for the issuance of a permit qualifying the issuance of Juniper securities in the Merger pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended. In the event that the permit is not issued, Juniper and Peribit have agreed that the shares may be sold pursuant to a registration statement on Form S-4.

The Merger is subject to ordinary and customary closing conditions, and is expected to close during the third quarter of 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

April 28, 2005	By:	Mitchell L. Gaynor

Name: Mitchell L. Gaynor
Title: Vice President, General Counsel and Secretary